CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
0.275% Notes due 2020	$840,477,391	$97,663.47

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using the exchange rate for April 24, 2015 of U.S. $1.00 = JPY 118.98, as published by the Board of Governors of the Federal Reserve System in the H.10 Weekly Update for the week ended April 24, 2015.
(2)	The filing fee of $97,663.47 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-199594

Prospectus Supplement to Prospectus dated October 24, 2014

¥100,000,000,000

The Procter & Gamble Company

0.275% Notes due 2020

The notes will mature on May 8, 2020. Interest on the notes will be payable on May 8 and November 8 of each year. Interest on the notes will accrue from May 8, 2015 (the day following settlement). The first interest payment date for the notes will be November 8, 2015. The notes will not be redeemable prior to maturity unless certain events occur involving United States taxation, as described under the caption “Description of Notes—Tax Redemption.”

See “Risk Factors” beginning on page S-3 to read about important factors you should consider before buying the notes.

Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.00%	¥100,000,000,000
Underwriting discount	0.30%	¥300,000,000
Proceeds, before expenses, to us	99.70%	¥99,700,000,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 8, 2015 (the day following settlement) and must be paid by the purchasers if the notes are delivered after May 8, 2015.

The notes will be represented by one or more fully registered global notes (without interest coupons or principal receipts). The underwriters expect to deliver the notes in book-entry form only through the facilities of Clearstream Banking, société anonyme, and, Euroclear Bank SA/NV against payment on May 7, 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	MUFG

Co-Managers

Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.
HSBC		J.P. Morgan

Prospectus Supplement dated April 28, 2015

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Certain Information by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise specified, all references in this prospectus supplement to: (a) “Procter & Gamble,” “P&G,” “the Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries; (b) “fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; (c) “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America; and (d) “yen” or “¥” are to the currency of Japan.

In connection with this issue and distribution of the notes, Mitsubishi UFJ Securities International plc (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) for its own account and at its discretion may, as principal and not as agent for the Company, over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the notes and 60 days after the date of the allotment of the notes. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

THE COMPANY

The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we sell our products in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is +1 (513) 983-1100.

In the United States, as of June 30, 2014, we owned and operated 32 manufacturing facilities. These facilities were located in 22 different states or territories. In addition, we owned and operated 105 manufacturing facilities in 40 other countries. Many of the domestic and international sites manufacture products for multiple businesses.

RISK FACTORS

We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in this document, as well as in our annual report, quarterly reports, current reports on Form 8-K, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” and are based on financial data and business plans available only as of the time the statements are made, which may become outdated or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events, or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.

The following discussion of “risk factors” identifies the most significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our annual report, quarterly reports and current reports on Form 8-K which are incorporated by reference into this document. The following discussion of risks is not all inclusive but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These factors could cause our future results to differ from those in the forward-looking statements and from historical trends.

We are a global company, with operations in approximately 70 countries, and products sold in more than 180 countries and territories around the world. The global nature of our company creates increased financial, operational and manufacturing risks.

We face numerous risks related to the global and political economic environment.

•	If the global economy experiences significant disruptions, our business could be negatively impacted by reduced demand for our products related to: a slow-down in the general economy; reduced market growth rates; supplier, vendor or customer disruptions resulting from tighter credit markets; and/or interruptions in our ability to conduct day-to-day transactions through our financial intermediaries involving the payment to or collection of funds from our customers, vendors and suppliers.

•	Our objective is to maintain credit ratings that provide us with ready access to global capital and credit markets. Any downgrade of our current credit rating could increase our future borrowing costs and impair our ability to access capital and credit markets on terms commercially acceptable to us.

•	We may be negatively impacted by political issues or crises in individual countries or regions, including sovereign risk related to a default by or deterioration in the credit worthiness of local governments.

•	We hold assets, incur liabilities, earn revenues, and pay expenses in a variety of currencies other than the U.S. dollar, and our operations outside the U.S. generate a significant portion of our net revenue. Fluctuations in exchange rates, such as the recent volatility in the Russian Ruble, may therefore adversely impact our business results or financial condition. See also the Results of Operations and Cash Flow, Financial Condition and Liquidity sections of “Management’s Discussion and Analysis” and Note 5 to our consolidated financial statements included in our annual report and quarterly reports which are incorporated by reference into this document.

Our success will depend, in part, on our ability to manage continued global and/or economic uncertainty, including foreign currency fluctuations, as well as any political or economic disruption.

We face risks associated with having significant international operations.

Our international operations are subject to a number of risks, including, but not limited to:

•	compliance with local laws and regulations in each country, as well as U.S. laws affecting operations outside the U.S., such as the Foreign Corrupt Practices Act;

•	changes in exchange controls and other limits on our ability to repatriate earnings from overseas;

•	discriminatory or conflicting fiscal policies;

•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions;

•	risk of uncollectible accounts and longer collection cycles;

•	effective and immediate implementation of control environment processes across our diverse operations and employee base; and

•	imposition of increased or new tariffs, quotas, price controls, trade barriers or similar restrictions on our sales outside the U.S.

We have sizable businesses and maintain local currency cash balances in a number of foreign countries with exchange, import authorization or pricing controls, including, but not limited to, Venezuela, Argentina, China, India and Egypt. Our results of operations and/or financial condition could be adversely impacted if we are unable to successfully manage these and other risks of international operations in an increasingly volatile environment.

We face risks that are inherent in global manufacturing that could negatively impact our business results.

•	We need to maintain key manufacturing and supply arrangements, including any key sole supplier and sole manufacturing plant arrangements, to achieve our cost targets.

•	While we have business continuity and contingency plans for key manufacturing sites and the supply of raw materials, it may be impracticable to have a sufficient alternative source, particularly when the input materials are in limited supply.

•	In addition, our strategy for global growth includes increased presence in emerging markets. Some emerging markets have greater political volatility and greater vulnerability to infrastructure and labor disruptions than established markets.

•	Any significant disruption of manufacturing, such as labor disputes, loss or impairment of key manufacturing sites, natural disasters, acts of war or terrorism and other external factors over which we have no control, could interrupt product supply and, if not remedied, have an adverse impact on our business.

Our businesses face cost fluctuations and pressures that could affect our business results.

Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, labor costs, energy costs, and pension and healthcare costs. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost saving projects and sourcing decisions, while maintaining and improving margins and market share. In addition, our financial projections include cost savings described in our announced productivity plan. Failure to deliver these savings could adversely impact our results.

Our ability to meet our growth targets depends on successful product, marketing and operations innovation and our ability to successfully respond to competitive innovation.

We are a consumer products company and rely on continued global demand for our brands and products. Achieving our business results depends, in part, on the successful development, introduction and marketing of new products and improvements to our equipment and manufacturing processes. Successful innovation depends on our ability to correctly anticipate customer and consumer acceptance, including consumer trends and habits, to obtain and maintain necessary intellectual property protections and to avoid infringing the intellectual property rights of others. We must also be able to successfully respond to technological advances made by competitors and intellectual property rights granted to competitors. Failure to do so could compromise our competitive position and impact our results.

The ability to achieve our business objectives is dependent on how well we can compete with our local and global competitors in new and existing markets and channels.

The consumer products industry is highly competitive. Across all of our categories, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive pressures in the environments in which we operate, as well as challenges in maintaining profit margins. This includes, among other things, increasing competition from mid- and lower-tier value products in both developed and developing markets. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms. In addition, the emergence of new sales channels may affect customer and consumer preferences, as well as market dynamics. Failure to effectively compete in these new channels could negatively impact results.

A significant change in customer relationships or in customer demand for our products could have a significant impact on our business.

We sell most of our products via retail customers, which consist of mass merchandisers, grocery stores, membership club stores, drug stores, department stores, salons, distributors, e-commerce and high-frequency stores. Our success is dependent on our ability to successfully manage relationships with our retail trade customers. This includes our ability to offer trade terms that are acceptable to our customers and are aligned with our pricing and profitability targets. Our business could suffer if we cannot reach agreement with a key customer based on our trade terms and principles. Our business would be negatively impacted if a key customer were to significantly reduce the inventory level of our products or experience a significant business disruption.

Consolidation among our retail customers could also create significant cost and margin pressure and lead to more complexity across broader geographic boundaries for both us and our key retailers. This would be particularly challenging if major customers are addressing local trade pressures, local law and regulation changes or financial distress.

If the reputation of the Company or one or more of our brands erodes significantly, it could have a material impact on our financial results.

The Company’s reputation, and the reputation of its brands, form the foundation of our relationships with key stakeholders and other constituencies, such as consumers, customers and suppliers. The quality and safety of our products is critical to our business. Many of our brands have worldwide recognition, and our financial success is directly dependent on the success of our brands and the success of these brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Our results could also be negatively impacted if one of our brands suffers a substantial impediment to its reputation due to a significant product recall, product-related litigation, allegations of product tampering, or the distribution and sale of counterfeit products. If we are unable to effectively manage real or perceived issues, including concerns about safety, quality, efficacy or similar matters, sentiments toward the Company or our products could be negatively impacted, and our financial results could suffer. Widespread use of social media and networking sites by consumers has greatly increased the speed and accessibility of information dissemination. Negative or inaccurate postings or comments about the Company could generate adverse publicity that could damage the reputation of our brands or the Company. Our Company also devotes significant time and resources to programs that are consistent with our corporate values and are designed to protect and preserve our reputation, such as social responsibility and environmental sustainability. If these programs are not executed as planned or suffer negative publicity, the Company’s reputation and financial results could be impacted.

We rely on third parties in many aspects of our business, which creates additional risk.

Due to the scale and scope of our business, we must rely on relationships with third parties for certain functions, such as our suppliers, distributors, contractors, joint venture partners or external business partners. While we have policies and procedures for managing these relationships, they inherently involve a lesser degree of control over business operations, governance and compliance, thereby potentially increasing our financial, legal, reputational and/or operational risk.

A breach of information security, including a cybersecurity breach or failure of one or more key information technology systems, networks, hardware, processes, associated sites or service providers could have a material adverse impact on our business or reputation.

We rely extensively on information technology (IT) systems, networks and services, including internet sites, data hosting and processing facilities and tools and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third-parties or their vendors, to assist in conducting our business. The various uses of these IT systems, networks and services include, but are not limited to:

•	ordering and managing materials from suppliers;

•	converting materials to finished products;

•	shipping products to customers;

•	marketing and selling products to consumers;

•	collecting and storing customer, consumer, employee, vendor, investor and other stakeholder information and personal data;

•	processing transactions;

•	summarizing and reporting results of operations;

•	hosting, processing and sharing confidential and proprietary research, business plans and financial information;

•	complying with regulatory, legal or tax requirements;

•	providing data security; and

•	handling other processes necessary to manage our business.

Numerous and evolving cybersecurity threats, including advanced persistent threats, pose a potential risk to the security of our IT systems, networks and services, as well as the confidentiality, availability and integrity of our data. As cybersecurity threats rapidly evolve in sophistication and become more prevalent across industry globally, the Company is continually increasing its sensitivity and attention to these threats. We continue to assess potential threats and make investments seeking to address these threats, including monitoring of networks and systems, upgrading skills, employee training and security policies for the Company and its third-party providers. However, because the techniques used in these attacks change frequently and may be difficult to detect for periods of time, we may face difficulties in anticipating and implementing adequate preventative measures. Our information technology systems have been, and will likely continue to be, subject to computer viruses or other malicious codes, unauthorized access attempts, phishing and other cyber-attacks. To date, we have seen no material impact on our business or operations from these attacks; however, we cannot guarantee that our security efforts will prevent breaches or breakdowns to our or our third party providers’ databases or systems. If the IT systems, networks or service providers we rely upon fail to function properly, or if we or one of our third-party providers suffer a loss, significant unavailability or disclosure of our business or stakeholder information, due to any number of causes, ranging from catastrophic events or power outages to improper data handling or security breaches, and our business continuity plans do not effectively address these failures on a timely basis, we may be exposed to reputational, competitive and business harm as well as litigation and regulatory action. The costs and operational consequences of responding to breaches and implementing remediation measures could be significant.

Our business is subject to changes in legislation, regulation and enforcement, and our ability to manage and resolve pending legal matters in the U.S. and abroad.

Our business is subject to a variety of local regulations and laws across all of the countries in which we do business. Changes in laws, regulations and related interpretations, including changes in accounting standards or taxation requirements, and/or increased enforcement actions and penalties, may alter the environment in which we do business. The increasingly complex and rapidly changing legal and regulatory environment creates additional challenges for our ethics and compliance programs. Our ability to continue to meet these challenges could have an impact on our legal, reputational and business risk.

As a U.S.-based multinational company, we are subject to tax regulations in the U.S. and multiple foreign jurisdictions, some of which are interdependent. For example, certain income that is earned and taxed in countries outside the U.S. is not taxed in the U.S., provided those earnings are indefinitely reinvested outside the U.S. If these or other tax regulations should change, our financial results could be impacted. For example, there are increasing calls in the U.S. from members of leadership in both major U.S. political parties for “comprehensive tax reform,” which may significantly change the income tax rules that are applicable to U.S. domiciled corporations, such as P&G. It is very difficult to assess whether the overall effect of such potential legislation would be cumulatively positive or negative for our earnings and cash flows, but such changes could significantly impact our financial results.

Our ability to manage regulatory, environmental, tax (including, but not limited to, any audits or other investigations) and legal matters (including, but not limited to, product liability, patent and other intellectual property matters) and to resolve pending legal matters without significant liability may materially impact our results of operations and financial position. Furthermore, if pending legal matters result in fines or costs in excess of the amounts accrued to date, that could materially impact our results of operations and financial position.

Our ability to successfully execute our portfolio optimization strategy, as well as successfully manage ongoing acquisition, joint venture and divestiture activities, could impact our business.

The Company recently announced a plan to significantly streamline our product portfolio by divesting, discontinuing or consolidating 90-100 nonstrategic brands, resulting in a portfolio of 70 to 80 key brands. It will take time to execute this plan, but once completed, we expect this strategy to result in improved sales and earnings growth rates. Our ability to successfully execute this plan could significantly impact our achievement of improved sales and earnings growth rates.

In addition, as a company that manages a portfolio of consumer brands, our ongoing business model includes a certain level of acquisition, joint venture and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against our business objectives. Specifically, our financial results could be adversely impacted if: 1) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value, 2) we are unable to offset the dilutive impacts from the loss of revenue associated with divested brands, or 3) we are not able to deliver the expected cost and growth synergies associated with our acquisitions and joint ventures, which could also have an impact on goodwill and intangible assets.

Our ability to successfully manage ongoing organizational change could impact our business results.

Our financial targets assume a consistent level of productivity improvement, and in light of our portfolio-optimization strategy, we expect to implement additional acquisition and divestiture activities and accelerate productivity improvements. If we are unable to deliver these expected productivity improvements, while continuing to invest in business growth, our financial results could be adversely impacted. We expect these types of changes, which will include staffing adjustments as well as employee departures, to continue for the foreseeable future. Successfully executing these changes, including effective management transitions at leadership levels of the Company, as well as retention of particularly key employees, is critical to our business success. We are generally a build-from-within company and our success is dependent on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. This includes developing and retaining organizational capabilities in key growth markets where the depth of skilled or experienced employees may be limited, and competition for these resources is intense. It also includes continued development and execution of robust leadership succession plans, including CEO succession.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information as of March 31, 2015 and for the nine month periods ended March 31, 2015 and March 31, 2014 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. The summary consolidated information as of June 30, 2014 has been derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014. The results for the interim period ended March 31, 2015 are not necessarily indicative of the results for the full fiscal year.

	Nine Months Ended March 31,
	2015	2014
	(Amounts in Millions Except Per Share Amounts)
NET SALES	$58,489	$60,914
Cost of products sold	29,619	30,722
Selling, general and administrative expense	18,010	18,614

OPERATING INCOME	10,860	11,578

Interest expense	479	531
Interest income	103	73
Other non-operating income	93	68

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	10,577	11,188
Income taxes on continuing operations	2,287	2,426

NET EARNINGS FROM CONTINUING OPERATIONS	8,290	8,762

NET EARNINGS/(LOSS) FROM DISCONTINUED OPERATIONS	(1,684)	403

NET EARNINGS	6,606	9,165

Less: Net earnings attributable to noncontrolling interests	91	101

NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$6,515	$9,064

BASIC NET EARNINGS PER COMMON SHARE(1):
Earnings from continuing operations	$2.96	$3.12
Earnings/(loss) from discontinued operations	(0.63)	0.14

BASIC NET EARNINGS PER COMMON SHARE	2.33	3.26

DILUTED NET EARNINGS PER COMMON SHARE (1):
Earnings from continuing operations	2.84	2.99
Earnings/(loss) from discontinued operations	(0.58)	0.13

DILUTED NET EARNINGS PER COMMON SHARE	$2.26	$3.12

DIVIDENDS PER COMMON SHARE	$1.931	$1.805

Diluted Weighted Average Common Shares Outstanding	2,855.3	2,908.9

(1)	Basic net earnings per share and diluted net earnings per share are calculated on net earnings attributable to Procter & Gamble.

	As of	As of
	March 31, 2015	June 30, 2014
	(Amounts in Millions)
WORKING CAPITAL	$(319)	$(2,109)
TOTAL ASSETS	$130,937	$144,266
LONG-TERM DEBT	$17,364	$19,811
SHAREHOLDERS’ EQUITY	$63,380	$69,976

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Nine Months Ended
	March 31,
	2015	2014
Ratio of earnings to fixed charges(1)	17.0x	16.5x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

CAPITALIZATION

The following table sets forth our and our subsidiaries’ consolidated capitalization at March 31, 2015.

March 31, 2015
(in millions of dollars except per share amounts)
Debt:
Commercial paper and other borrowings due within one year (1)	$15,075
Long-term borrowings	17,364

Total Debt (2)	32,439

Shareholders’ Equity:
Convertible Class A preferred stock, stated value $1 per share; 600,000,000 shares authorized, 107,502,706 outstanding	1,086
Non-Voting Class B preferred stock, stated value $1 per share; 200,000,000 shares authorized, none outstanding	—
Common stock, stated value $1 per share; 10,000,000,000 shares authorized, 2,712,995,590 outstanding	4,009
Additional paid-in capital	63,841
Reserve for Employee Stock Ownership Plan debt retirement	(1,319)
Accumulated other comprehensive income/(loss)	(13,851)
Treasury stock	(77,190)
Retained earnings	86,157
Noncontrolling interest	647

Total Shareholders’ Equity	63,380

Total Capitalization	$95,819

(1)	Includes $3.6 billion equivalent to current portion of long-term debt due within one year. We maintain credit facilities in support of our short-term commercial paper borrowings. At March 31, 2015 our credit lines with banks amounted to $11.0 billion and were undrawn.
(2)	Total debt includes $32.0 billion of The Procter & Gamble Company debt. The balance of debt is held by subsidiaries. In addition, total debt at March 31, 2015 does not include ¥100,000,000,000 of notes offered hereby.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.

Investors should read this section together with the section entitled “Description of Procter & Gamble Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. We qualify the description of the notes by reference to the indenture as described below.

General

The notes:

•	will be in an aggregate initial principal amount of ¥100,000,000,000, subject to our ability to issue additional notes which may be of the same series as the notes as described under “—Further Issues,”

•	will mature on May 8, 2020,

•	will bear interest at a rate of 0.275% per annum,

•	will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,

•	will be issued in Japanese Yen in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof,

•	will be repaid at par at maturity,

•	will not be redeemable prior to maturity, other than as described below in connection with certain events involving United States taxation,

•	will be subject to defeasance and covenant defeasance, and

•	will not be subject to any sinking fund.

The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described in the accompanying prospectus under the caption “Description of Procter & Gamble Debt Securities—Restrictive Covenants.”

Application will be made for the notes to be listed on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. If such a listing is obtained, we have no obligation to maintain such listing and we may delist the notes at any time.

Interest

We will pay interest on the notes semi-annually on May 8 and November 8 of each year, as applicable, and on any maturity date (each, an “interest payment date”), commencing November 8, 2015 and ending on any maturity date, to the persons in whose names the notes are registered at the close of business on May 1 or November 1, as applicable (in each case, whether or not a Business Day), immediately preceding the related interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the day following the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day. If the maturity date or redemption date of the notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.

“Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in: (a) the relevant place of payment, and (b) The City of New York, Tokyo and London.

The term “maturity,” when used with respect to a note, means the date on which the principal of such note or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.

Additional Amounts

All payments of principal and interest in respect of the notes will be made free and clear of, and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by the United States or any political subdivision or taxing authority of or in the United States (collectively, “Taxes”), unless such withholding or deduction is required by law (see “Taxation—United States Federal Tax Considerations” below).

In the event such withholding or deduction of Taxes is required by law, subject to the limitations described below, we will pay to the holder or beneficial owner of any note that is not a United States holder (as defined under “Taxation—Certain U.S. Federal Tax Considerations—U.S. Holders” below) such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment by us or any paying agent of principal of or interest on the notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount provided for in such note to be then due and payable before deduction or withholding for or on account of such Taxes.

However, our obligation to pay Additional Amounts shall not apply to:

(a) any Taxes which would not have been so imposed but for:

(1) the existence of any present or former connection between such holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity) and the United States, including, without limitation, such holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in a trade or business in the United States or being or having been present in the United States or having or having had a permanent establishment in the United States;

(2) the failure of such holder or beneficial owner to comply with any requirement under United States tax laws and regulations to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide Internal Revenue Service Form W-8BEN, Form W-8BEN-E, Form W-8ECI, or any subsequent versions thereof or successor thereto); or

(3) such holder’s or beneficial owner’s present or former status as a personal holding company or a foreign personal holding company with respect to the United States, as a controlled foreign corporation with respect to the United States, as a passive foreign investment company with respect to the United States, as a foreign tax exempt organization with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax;

(b) any Taxes imposed by reason of the holder or beneficial owner:

(1) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock,

(2) being a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code (as defined in “Taxation—United States Federal Tax Considerations” below), or

(3) being a controlled foreign corporation with respect to the United States that is related to us by stock ownership;

(c) any Taxes which would not have been so imposed but for the presentation by the holder or beneficial owner of such note for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment of the note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner would have been entitled to such additional amounts on presenting such note on any date during such 10-day period;

(d) any estate, inheritance, gift, sales, transfer, personal property, wealth, interest equalization or similar Taxes;

(e) any Taxes which are payable otherwise than by withholding from payment of principal of or interest on such note;

(f) any Taxes which are payable by a holder that is not the beneficial owner of the note, or a portion of the note, or that is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of the payment;

(g) any Taxes required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

(h) any Taxes required to be withheld or deducted where such withholding or deduction is imposed pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive;

(i) any Taxes that would not have been imposed in respect of any notes or coupon if such note or coupon had been presented to another paying agent in a Member State of the European Union;

(j) any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provisions that are substantively comparable) and any current or future regulations or official interpretations thereof; or

(k) any combination of items (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j).

For purposes of this section, the acquisition, ownership, enforcement or holding of or the receipt of any payment with respect to a note will not constitute a connection (1) between the holder or beneficial owner and the United States or (2) between a fiduciary, settlor, beneficiary, member or shareholder or other equity owner of, or a person having a power over, such holder or beneficial owner if such holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

Any reference in this prospectus supplement and the accompanying prospectus, in the indenture or in the notes to principal or interest shall be deemed to refer also to Additional Amounts which may be payable under the provisions of this section.

We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority therein with respect to the issuance of the notes.

Except as specifically provided in the notes, we will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States.

In addition, we undertake that, to the extent permitted by law, we will maintain a paying agent that will not require withholding or deduction of tax pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such European Council Directive.

Tax Redemption

Except as provided below, the notes may not be redeemed prior to maturity. Unless previously redeemed or repurchased and canceled, the notes will be repayable at par, including Additional Amounts, if any, on May 8, 2020, or such earlier date on which the same shall be due and payable in accordance with the terms and conditions of the notes. However, if the maturity date of the notes is not a Business Day, the notes will be payable on the next succeeding Business Day and no interest shall accrue for the period from May 8, 2020 to such payment date.

The notes may be redeemed at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice in accordance with “Notices” below if:

(a) we have or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, regulations or rulings of the United States or any political subdivision or any taxing authority of or in the United States affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or

(b) any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in the United States or any political subdivision or taxing authority of or in the United States, including any of those actions specified in (a) above, whether or not such action was taken or brought with respect to us, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings shall be officially proposed, in any such case on or after the date of this prospectus supplement, which results in a substantial likelihood that we will be required to pay Additional Amounts on the next interest payment date.

However, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that we would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the notes were then due and at the time such notification of redemption is given such circumstance remains in effect.

Prior to the publication of any notice of redemption pursuant to this section, we will deliver to the trustee:

(1) a certificate signed by one of our duly authorized officers stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to redeem have occurred, and

(2) in the case of a redemption for the reasons specified in (a) or (b) above, a written opinion of independent legal counsel of recognized standing to the effect that we have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that there is a substantial likelihood that we will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

Such notice, once delivered by us to the trustee, will be irrevocable.

Prescription

Under New York’s statute of limitations, any legal action to enforce our payment obligations evidenced by the notes or the coupons must be commenced within six years after the payment thereof is due; thereafter our payment obligations will generally become unenforceable.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of notes, create and issue further notes ranking equally with the notes in all respects. Such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes (other than the issue date of such further notes and first payment of interest following the issue date of such further notes).

Book-Entry System

We have obtained the information in this section concerning Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream, Luxembourg and Euroclear. You may hold your interests in the global notes in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream, Luxembourg and Euroclear.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream, Luxembourg and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in yen.

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream, Luxembourg and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream, Luxembourg and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream, Luxembourg

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries.

Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream, Luxembourg customer either directly or indirectly.

The Euroclear System

Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.

The Euroclear System is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Clearance and Settlement Procedures

We understand that investors that hold their notes through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream, Luxembourg and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

We understand that secondary market trading between Clearstream, Luxembourg and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream, Luxembourg or Euroclear is used.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Same-Day Settlement and Payment

The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent. Secondary market trading between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.

Certificated Notes

We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that the depositary is no longer willing or able to discharge its responsibilities properly, and the trustee or we are unable to locate a qualified successor within 90 days; (2) an Event of Default has occurred and is continuing under the indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Notices

The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

Governing Law

The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

TAXATION

Certain U.S. Federal Tax Considerations

The following summary describes certain U.S. federal income tax consequences and, in the case of a Non-U.S. Holder (as defined below), certain U.S. federal estate tax consequences, of purchasing, owning and disposing of notes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a beneficial owner in light of its particular investment or other circumstances. This summary applies to a beneficial owner of a note that acquires such note in this offering for a price equal to its “issue price” (i.e., the first price at which a substantial amount of the notes is sold for money to investors, other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that holds such note as a capital asset (generally, investment property).

This summary does not address special U.S. federal income or estate tax rules that may be applicable to certain categories of beneficial owners of notes, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.

In addition, this summary addresses only U.S. federal income tax consequences and, in the case of Non-U.S. Holders, U.S. federal estate tax consequences, and does not address other U.S. federal tax consequences, including, for example the Medicare tax on certain investment income, gift tax and certain disclosure requirements applicable to reportable transactions. This summary also does not address any U.S. state or local income or non-U.S. income or other tax consequences.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships considering purchasing notes and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary is based on U.S. federal income and estate tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. We cannot provide any assurance that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the purchase, ownership or disposition of the notes. Before purchasing the notes, each potential investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of purchasing, owning and disposing of the notes that may be applicable to such investor.

U.S. Holders

The following summary applies to a U.S. Holder. A “U.S. Holder” is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in, or under the laws, of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Stated Interest

Stated interest on the notes will be included in a U.S. Holder’s gross income and taxed as ordinary interest income at the time such interest is accrued or received by the U.S. Holder in accordance with its method of accounting for U.S. federal income tax purposes.

Foreign Currency Considerations with Respect to Payments of Stated Interest

Payments of stated interest on the notes will be denominated in yen, and the amount of income required to be included by a U.S. Holder in respect of stated interest payments on the notes will depend on such U.S. Holder’s method of accounting for U.S. federal income tax purposes. A cash basis U.S. Holder will be required to include in income the U.S. Dollar value of the yen amount of interest received, determined by translating such amount into U.S. Dollars at the spot exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. Dollars on such date. A cash basis U.S. Holder generally will not recognize any foreign currency gain or loss on receipt of a yen interest payment.

An accrual basis U.S. Holder will be required to accrue interest income on a note in yen and translate the amount accrued into U.S. Dollars based on the average exchange rate in effect during the interest accrual period (or portion thereof within the U.S. Holder’s taxable year). As an alternative, a U.S. Holder may elect to accrue interest income at the spot exchange rate in effect on the last day of the accrual period (or last day of the taxable year within such accrual period if the accrual period spans more than one taxable year) or at the spot exchange rate in effect on the date the interest payment is received if such date is within five business days of the last day of the accrual period. A U.S. Holder that makes this election to accrue at the spot rate must apply the election consistently to all debt instruments held by such U.S. Holder from year to year and cannot change the election without the consent of the IRS. U.S. Holders should consult their own tax advisors as to the desirability, mechanics and collateral consequences of making this election.

Upon receipt of a yen interest payment (including amounts received upon the disposition of a note attributable to accrued but unpaid interest), an accrual basis U.S. Holder will recognize foreign currency gain or loss in an amount equal to the difference, if any, between (i) the U.S. Dollar value of such payment determined by translating the payment at the spot exchange rate in effect on the date such payment of interest is received (or the note is disposed of) and (ii) the U.S. Dollar value of the interest income that the U.S. Holder has previously accrued with respect to such payment of interest (or accrued interest), regardless of whether the payment is actually converted into U.S. Dollars on the date of receipt. Foreign currency gain or loss will be treated as ordinary income or loss, and generally U.S. source income or loss. Foreign currency gain or loss with respect to payments of interest generally will not be treated as interest income or expense.

Sale or Other Taxable Disposition of Notes

Upon the sale, redemption, retirement, exchange or other taxable disposition of notes, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized by the U.S. Holder on the disposition (less any amount attributable to accrued but unpaid stated interest on such notes); and

•	the U.S. Holder’s tax basis in the notes, which generally will be their cost.

Any amount realized on the disposition that is attributable to accrued but unpaid stated interest will be taxable to a U.S. Holder as ordinary interest income to the extent not previously included in the U.S. Holder’s gross income in the manner described above under “—Payments of Stated Interest”. A U.S. Holder’s gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has held the notes for more than one year. Subject to limited exceptions, capital losses of a U.S. Holder cannot be used to offset ordinary income. Under current law, long-term capital gain recognized by a non-corporate U.S. Holder generally is subject to a preferential rate of U.S. federal income tax.

Foreign Currency Considerations with Respect to Sale or Other Taxable Disposition of Notes

If a cash basis U.S. Holder receives yen on the sale, exchange, redemption, retirement or other taxable disposition (each a “disposition”) of a note, such U.S. Holder’s amount realized generally will be the U.S. Dollar value of the yen received, calculated at the spot exchange rate in effect on the date of the disposition. However, if the notes are traded on an established securities market, a cash basis U.S. Holder will determine the U.S. Dollar amount realized by translating the yen received at the spot exchange rate in effect on the settlement date of the disposition.

If an accrual basis U.S. Holder receives yen on the disposition of a note, such U.S. Holder generally will determine the U.S. Dollar value of the amount realized on the disposition of a note by translating that amount at the spot exchange rate in effect on the date of the disposition and generally will recognize foreign currency gain or loss equal to the difference (if any) between (i) the U.S. Dollar value of the yen amount realized based on the spot exchange rate in effect on the date of the disposition and (ii) the U.S. Dollar value of the yen amount realized based on the spot exchange rate in effect on the settlement date. As an alternative, if the notes are traded on an established securities market, an accrual basis U.S. Holder may elect to determine the U.S. Dollar amount realized by translating the yen received at the spot exchange rate in effect on the settlement date of the disposition. An accrual basis U.S. Holder that makes this election must apply such election consistently to all debt instruments held by such U.S. Holder from year to year, and the election cannot be changed without the consent of the IRS.

If a U.S. Holder pays the purchase price for a note in yen, such U.S. Holder’s tax basis in the note generally will be the U.S. Dollar value of the yen purchase price on the date of purchase, calculated at the spot exchange rate in effect on such date. However, if the notes are traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. Dollar value of the yen purchase price by translating the yen paid at the spot exchange rate in effect on the settlement date of the purchase. As described above, if an accrual basis U.S. Holder makes such an election, the election must be applied consistently to all debt instruments held by such U.S. Holder from year to year. and the election cannot be changed without the consent of the IRS. If an accrual basis U.S. Holder does not make such an election, such a holder will determine the U.S. Dollar value of the yen purchase price by translating the yen amount paid at the spot exchange rate in effect on the date of the purchase.

A U.S. Holder may recognize foreign currency gain or loss attributable to a change in exchange rates between the date of the purchase of a note and the date of the disposition of the note. Gain or loss attributable to a change in exchange rates will equal the difference between (1) the U.S. Dollar value of the yen principal amount of the note determined based on the spot exchange rate in effect on the date that the note is disposed of and (2) the U.S. Dollar value of the yen principal amount of the note determined based on the spot exchange rate in effect on the date the U.S. Holder acquired the note. For this purpose, the principal amount of the note is the U.S. Holder’s purchase price for the note in yen. The realization of foreign currency gain or loss with respect to both principal and accrued interest will be limited to the amount of overall gain or loss realized on the disposition of the note. Foreign currency gain or loss will be treated as ordinary income or loss, and generally U.S. source income or loss. Foreign currency gain or loss on a disposition of notes generally will not be treated as interest income or expense.

Exchange or Purchase of Yen

A U.S. Holder’s tax basis in yen received as interest on a note will be the U.S. Dollar value thereof determined at the spot exchange rate in effect on the date the holder received the yen. A U.S. Holder’s tax basis in yen received on the sale, exchange, redemption, retirement or other taxable disposition of a note will be the U.S. Dollar value thereof determined at the spot exchange rate in effect on the date of the disposition of the note (or, in the case of a cash basis or electing accrual basis taxpayer, if the notes are traded on an established securities market, the settlement date).

Information Reporting and Backup Withholding

In general, information reporting requirements may apply with respect to payments to a U.S. Holder of stated interest on the notes and the proceeds of a sale or other disposition (including a retirement or redemption) of the notes.

In general, “backup withholding” (currently at a rate of 28%) may apply with respect to payments to a U.S. Holder of stated interest on the notes and the proceeds of a sale or other disposition (including a redemption or retirement) of the notes, if the U.S. Holder fails to provide a correct taxpayer identification number or otherwise comply with the applicable requirements of the backup withholding rules and does not otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (which may result in the U.S. Holder being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

Disclosure Requirements with Respect to Loss Transactions

Applicable Treasury regulations require a U.S. Holder to report certain transactions that give rise to a foreign currency loss in excess of certain thresholds. Under these Treasury regulations, a U.S. Holder that recognizes a foreign currency loss with respect to the notes would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the Treasury regulations. In addition, these Treasury regulations also require a U.S. Holder to report certain other transactions, including certain other types of loss transactions. Each U.S. Holder should consult its own tax adviser regarding the application of the reportable transaction rules to their purchase, ownership and disposition of the notes.

Non-U.S. Holders

The following summary applies to a beneficial owner of a note that is neither a U.S. Holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).

U.S. Federal Withholding Tax

Subject to the discussion below regarding backup withholding and FATCA (as defined below), U.S. federal withholding tax will generally not apply to payments of stated interest on the notes to a Non-U.S. Holder under the “portfolio interest” exception of the Code, provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

•	the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•	such stated interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

In addition, to qualify for the “portfolio interest” exception, a Non-U.S. Holder will be required to provide a signed written statement, on an IRS Form W-8BEN or W-8BEN-E (or other applicable form) which can reliably be associated with such Non-U.S. Holder, certifying under penalties of perjury that such Non-U.S. Holder is not a “United States person” within the meaning of the Code to:

•	the applicable withholding agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Non-U.S. Holder’s notes on its behalf and that certifies to the applicable withholding agent under penalties of perjury that it, or the bank or financial institution between it and the Non-U.S. Holder, has received the signed, written statement described above from the Non-U.S. Holder and provides the applicable withholding agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the foregoing certification requirement. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest” exception described above, payments of stated interest made to such Non-U.S. Holder will be subject to 30% U.S. federal withholding tax unless such Non-U.S. Holder provides the applicable withholding agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or (2) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

Any gain recognized by a Non-U.S. Holder upon a sale, exchange, retirement, redemption or other taxable disposition of a note (other than any amount representing accrued but unpaid stated interest, which is treated as described immediately above) generally will not be subject to U.S. federal withholding tax, subject to the discussion below regarding FATCA, as defined below.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax discussed above, and subject to the discussion below regarding backup withholding and FATCA, as defined below, a Non-U.S. Holder generally will not have to pay U.S. federal income tax on payments of principal of and stated interest on the notes, or on any gain realized from (or accrued stated interest treated as received in connection with) the sale, exchange, redemption, retirement or other taxable disposition of the notes unless:

•	in the case of stated interest payments or disposition proceeds representing accrued stated interest, the Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest” exception described above (and the Non-U.S. Holder’s U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•	in the case of gain, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of the notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S.-source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though the Non-U.S. Holder is not considered a resident alien under the Code); or

•	any stated interest or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by the Non-U.S. Holder.

If a Non-U.S. Holder is engaged in a trade or business within the United States, and stated interest or gain in respect of the notes is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by the Non-U.S. Holder), the stated interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. Holder (although the stated interest will be exempt from the withholding discussed in the preceding paragraphs if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to such Non-U.S. Holder under an applicable income tax treaty.

Backup Withholding and Information Reporting

Backup withholding will not apply to payments of interest made on the notes to a Non-U.S. Holder if the Non-U.S. Holder has provided to the applicable withholding agent the required certification that it is not a “United States person” within the meaning of the Code as described in “—U.S. Federal Withholding Tax” above, provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person. However, the applicable withholding agent may be required to report to the IRS and to the Non-U.S. Holder payments of stated interest on the notes and the amount of U.S. federal income tax, if any, withheld with respect to those payments. Copies of the information returns reporting such stated interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of a treaty or agreement.

The gross proceeds from the sale, exchange, retirement, redemption or other disposition of a Non-U.S. Holder’s notes may be subject, in certain circumstances discussed below, to information reporting and backup withholding (currently at a rate of 28%). If a Non-U.S. Holder sells its notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the Non-U.S. Holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells its notes through a non-U.S. office of a broker that is a “United States person” (as defined in the Code) or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption. If a Non-U.S. Holder receives payment of the proceeds from a sale of its notes through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying that it not a United States person or the Non-U.S. Holder otherwise qualifies for an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Each Non-U.S. Holder should consult its own tax advisor regarding application of the backup withholding rules to its particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability (which may result in such Non-U.S. Holder being entitled to a refund of U.S. federal income tax), provided that the required information is timely provided to the IRS.

U.S. Federal Estate Tax

Unless otherwise provided in an applicable estate tax or other treaty, a note held by a Non-U.S. Holder that is an individual and not a citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death generally will not be subject to the U.S. federal estate tax, unless, at the time of the Non-U.S. Holder’s death: (i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or (ii) stated interest on the Non-U.S. Holder’s notes is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act and related Treasury guidance (collectively referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source interest (including interest paid on the notes) and (ii) after December 31, 2016, the gross proceeds from the sale or other disposition of an obligation that produces U.S.-source interest (including the sale, exchange, redemption, retirement or other taxable disposition of the notes). This withholding tax applies to a foreign entity, whether acting as a beneficial owners or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its notes will affect the determination of whether such withholding is required. We will not pay any additional amounts to U.S. Holders or Non-U.S. Holders in respect of any amounts withheld under FATCA. U.S. Holders that own their interests in a note through a foreign entity or intermediary, and Non-U.S. Holders, are encouraged to consult their tax advisors regarding FATCA.

European Union Directive on the Taxation of Savings Income

The European Union Council Directive 2003/48/EC regarding the taxation of savings income payments (the “Directive”) obliges a Member State of the European Union (“Member State”) to provide to the tax authorities of another Member State details of payments of interest or other similar income payments made by a person within the jurisdiction of the first Member State to an individual or to certain other persons resident in that other Member State (or of certain payments secured for their immediate benefit). However, Austria is currently opted out of the reporting requirements and is instead applying a special withholding tax for a transitional period in relation to such payments of interest, deducting tax at rates rising over time to 35 per cent. This transitional period will terminate at the end of the first fiscal year following agreements by certain non European Union countries to the exchange of information relating to such payments.

Also, a number of non European Union countries and certain dependent or associated territories of Member States have adopted similar measures (either provision of information or transitional withholding) in relation to payments of interest or other similar income payments made by a person in that jurisdiction to an individual or to certain other persons in any Member State. The Member States have entered into reciprocal provision of information or transitional special withholding tax arrangements with certain of those dependent or associated territories. These apply in the same way to payments by persons in any Member State to individuals or certain other persons in those territories.

If a payment were to be made or collected through a Member State which has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the issuer nor any paying agent nor any other person would be obliged to pay Additional Amounts to the holders of the notes or to otherwise compensate the holders of the notes for the reduction in the amounts that they will receive as a result of the imposition of such withholding tax. However, we are required to maintain a paying agent that will not be obliged to withhold or deduct tax pursuant to the directive.

On March 24, 2014, the Council of the European Union adopted a directive amending the Directive (“Amending Directive”). When implemented, the amendments will, inter alia, extend the scope of the Directive to (i) payments made through certain intermediate structures (whether or not established in a Member State) for the ultimate benefit of an EU resident individual, and (ii) a wider range of income similar to interest. Member states are required to implement national legislation giving effect to these changes by January 1, 2016 (which national legislation must apply from January 1, 2017). Investors who are in any doubt as to their position should consult their professional advisors.

On March 18, 2015, in connection with the EU Tax Transparency Package, the European Commission proposed the abolition of the Directive with effect from January 1, 2016, subject to certain obligations under the Directive (as amended by the Amending Directive) which may continue beyond that date (including in particular certain provisions relating to the operation of the Directive in Austria). The Council of the European Union has yet to adopt the required repealing directive and its implementation remains uncertain.

FOREIGN EXCHANGE RISKS AFFECTING YEN NOTES

An investment in the Japanese yen notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. These risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Japanese yen and the possibility of the imposition or modification of foreign exchange controls with respect to the Japanese yen.

These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange for certain currencies, including the Japanese yen, have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative however, of fluctuations in such rate that may occur during the term of any note. Depreciation of the Japanese yen against the relevant home currency could result in a decrease in the effective yield of such yen note below its interest rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult with your own financial and legal advisors as to the risks involved in an investment in the notes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	¥20,000,000,000
Mitsubishi UFJ Securities International plc	45,000,000,000
Morgan Stanley & Co. International plc	20,000,000,000
Citigroup Global Markets Limited	3,000,000,000
Deutsche Bank Securities Inc.	3,000,000,000
Goldman, Sachs & Co.	3,000,000,000
HSBC Securities (USA) Inc.	3,000,000,000
J.P. Morgan Securities plc	3,000,000,000

Total	¥100,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms of the notes.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters may make a market in the notes after completion of the offering but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters in the foregoing three paragraphs may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the seventh business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing and the succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+7 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

Each underwriter has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each underwriter has acknowledged that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers, sales and deliveries by them will be made on these terms.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, (i) the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and (iii) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus have not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, each underwriter has agreed that the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor or other person falling within Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act, or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each of the following persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased the notes, namely a person who is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,

should note that shares, securities (as defined in Section 23g(1) of the Securities and Futures Act) debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person (as defined in Section 275(2) of the Securities and Futures Act) or to any person pursuant to Section 275(1) and Section 275(1A) of the Securities and Futures Act, respectively and in accordance with the conditions specified in Section 275 of the Securities and Futures Act;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act.

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, the “FIEA”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue prices set forth on the cover page hereof.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $190,000.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations, or foreign non-member brokers or dealers which are not eligible for membership in a U.S. registered securities association which have agreed that in making any sales to purchasers within the United States they will conform to the provisions of NASD Conduct Rules 2420(a) and (b) administered by the Financial Industry Regulatory Authority (FINRA) to the same extent as though they were members of FINRA.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their respective affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies, including by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of our securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in our securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Robert B. White, Senior Counsel of The Procter & Gamble Company, and with respect to matters of New York law, Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Mr. White may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, and Fried, Frank, Harris, Shriver & Jacobson LLP may rely as to matters of Ohio law upon the opinion of Mr. White. Fried, Frank, Harris, Shriver & Jacobson LLP from time to time performs legal services for us and our subsidiaries.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this document the information which we filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement and accompanying prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus and information that we file later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014;

•	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2014, December 31, 2014 and March 31, 2015; and

•	The Company’s Current Reports on Form 8-K filed on October 20, 2014, November 3, 2014, November 4, 2014, November 21, 2014 and February 10, 2015.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to selling all of the securities offered by this prospectus supplement and the accompanying prospectus, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus supplement and the accompanying prospectus from the dates of filing of such reports and documents.

WHERE YOU CAN FIND MORE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus supplement and accompanying prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

The Procter & Gamble Company

Attn: Investor Relations

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-2414

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The Company’s SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.

You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities that we are offering through this prospectus supplement and the accompanying prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This prospectus supplement does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

The Procter & Gamble Company

Debt Securities

Procter & Gamble International Funding SCA

Debt Securities

fully and unconditionally guaranteed by

The Procter & Gamble Company

The Procter & Gamble Company may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings pursuant to this prospectus debt securities fully and unconditionally guaranteed by The Procter & Gamble Company. The specific terms of any securities to be offered will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

The debt securities may be sold directly or through agents, underwriters or dealers.

Investing in debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 24, 2014.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, The Procter & Gamble Company may, from time to time, sell in one or more offerings, debt securities. In addition, Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings, debt securities fully and unconditionally guaranteed by The Procter & Gamble Company.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

In both this prospectus and any accompanying prospectus supplement, unless we otherwise specify or the context otherwise requires, references to:

•	“Procter & Gamble,” “P&G,” the “Company,” “we,” “us,” and “our” are, except as otherwise indicated in the sections captioned “Description of Procter & Gamble Debt Securities” and “Description of PGIF Debt Securities,” to The Procter & Gamble Company and its subsidiaries;

•	“PGIF” are to Procter & Gamble International Funding SCA, an indirect wholly owned finance subsidiary of Procter & Gamble;

•	“fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and

•	“dollars,” “$,” and “U.S.$” are to United States dollars.

THE PROCTER & GAMBLE COMPANY

The Procter & Gamble Company is focused on providing branded consumer packaged goods of superior quality and value to improve the lives of the world’s consumers. The Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we sell our products in more than 180 countries and territories. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.

PROCTER & GAMBLE INTERNATIONAL FUNDING SCA

Procter & Gamble International Funding SCA, a Luxembourg société en commandite par actions, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg trade and companies register under number B 114 825, is an indirect wholly owned finance subsidiary of Procter & Gamble, which conducts no independent operations other than its financing activities. PGIF’s telephone number is 00-352-22-99-99-5241.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectation and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from the forward-looking statements. Neither we nor PGIF assume any obligation to update any forward-looking statement, whether because of new information, future events or otherwise. In addition to the risks and uncertainties noted in this prospectus and the documents incorporated herein by reference, there are certain risks and uncertainties that could cause actual results for any quarter or annual period to differ materially from those anticipated by our forward-looking statements.

Risks and uncertainties to which our forward-looking statements are subject include: (1) the ability to achieve business plans, including growing existing sales and volume profitably and maintaining and improving margins and market share, despite high levels of competitive activity, an increasingly volatile economic environment, lower than expected market growth rates, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus, and/or increasing competition from mid- and lower tier value products in both developed and developing markets; (2) the ability to successfully manage ongoing acquisition, divestiture and joint venture activities to achieve the Company’s overall business strategy, as well as cost and growth synergies in accordance with the stated goals of these transactions, and without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes and achieve productivity improvements designed to support our growth strategies, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including, but not limited to, product liability, patent, intellectual property, price controls, import restrictions, environmental and tax policy) and to resolve pending matters (including the pending competition law inquiries in Europe) within current estimates; (7) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as suppliers, contractors and external business partners; (8) the ability to successfully implement, achieve and sustain cost improvement plans and efficiencies in manufacturing and overhead areas, including the Company’s outsourcing arrangements; (9) the ability to successfully manage volatility in foreign exchange rates, as well as our debt and currency exposure (especially in certain countries with currency exchange, import authorization or pricing controls, such as Venezuela, Argentina, China, India and Egypt); (10) the ability to maintain our current credit rating and to manage fluctuations in interest rate, increases in pension and healthcare expense, and any significant credit or liquidity issues; (11) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, due to a wide variety of factors, including but not limited to, terrorist and other hostile activities, natural disasters and/or disruptions to credit markets, resulting from a global, regional or national credit crisis; (12) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (13) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (14) the ability to successfully manage increases in the prices of commodities, raw materials and energy, including the ability to offset these increases through pricing actions; (15) the ability to develop effective sales, advertising and marketing programs; (16) the ability to stay on the leading edge of innovation, maintain the positive reputation of our brands and ensure trademark protection; and (17) the ability to rely on and maintain key information technology systems and networks (including Company and third-party systems and networks), the security over such systems and networks, and the data contained therein. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports incorporated by reference herein.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus by Procter & Gamble or PGIF for general corporate purposes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Three Months Ended	Year Ended June 30,
	September 30, 2014	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges(1)	13.1x	16.4x	17x	13.3x	14.9x	13.1x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and before adjustments for minority interests in consolidated subsidiaries and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

DESCRIPTION OF PROCTER & GAMBLE DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “Procter & Gamble,” “we,” “our,” or “us” refer solely to The Procter & Gamble Company.

General

We expect to issue the debt securities under an indenture, dated as of September 3, 2009, between us and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of Procter & Gamble. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:

•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for U.S. federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” U.S. federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of ours or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

(3)	Mortgages in favor of us or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

Restrictions on Sales and Leasebacks

Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•	we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding, or

•	we, within 180 days, apply to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.

This restriction will not apply to any sale and leaseback transaction

•	between us and a Domestic Subsidiary,

•	between Domestic Subsidiaries, or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our and our consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety. (Section 101)

Events of Default

Any one of the following are events of default under the indenture with respect to debt securities of any series:

(1)	our failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	our failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	our failure to perform any other of our covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	certain events involving bankruptcy, insolvency or reorganization; and

(6)	any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	our obligation to register the transfer or exchange of debt securities of the series,

•	our obligation to replace stolen, lost or mutilated debt securities of the series,

•	our obligation to maintain paying agencies,

•	our obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

We may defease a series of debt securities only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)

Defeasance of Covenants and Events of Default

We may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.

Modification and Waiver

Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities as required by “—Restrictive Covenants—Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease our assets as an entirety to another entity.

We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either we are the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of PGIF. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

DESCRIPTION OF PGIF DEBT SECURITIES

This section describes the general terms and provisions of any debt securities that PGIF may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “PGIF,” “we,” “our” or “us” refer solely to Procter & Gamble International Funding SCA, and references to “Procter & Gamble” refer to The Procter & Gamble Company.

General

We expect to issue the debt securities under an indenture, dated as of September 3, 2009, among PGIF, as issuer, Procter & Gamble, as guarantor and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.

The debt securities will be unsecured obligations of PGIF and will be fully and unconditionally guaranteed by The Procter & Gamble Company. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.

Terms of a Particular Series

Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	whether the debt securities will be guaranteed by any person and, if so, the identity of the person and the terms and conditions upon which the debt securities will be guaranteed;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)

Payment of Principal, Premium and Interest

Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:

•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)

Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)

Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)

Guarantee

Procter & Gamble will fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on the debt securities on a senior unsecured basis, when and as the same become due and payable, whether on a maturity date, by declaration or acceleration, upon redemption, repurchase or otherwise, and all other obligations of PGIF under the indenture.

Original Issue Discount Securities

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Additional Amounts

All payments made by PGIF under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Luxembourg (or any political subdivision or taxing authority thereof or therein) and any interest, penalties and other liabilities with respect thereto (hereinafter collectively, “Taxes”) unless PGIF is required to withhold or deduct Taxes by law (including any law or directive of the European Union) or by the interpretation or administration thereof. In the event that PGIF is required to so withhold or deduct any amount for or on account of any Taxes from any payment under or with respect to the debt securities PGIF will pay such additional amounts (referred to herein as “Additional Amounts”) as may be necessary so that the net amount (including Additional Amounts) received by each holder of the debt securities after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that PGIF will not be required to pay any such Additional Amounts with respect to any payment to a holder of a debt security for or on account of:

(a)	any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former personal or business connection between such holder or the beneficial owner of such debt security, as the case may be, and Luxembourg (or any political subdivision or taxing authority thereof or therein) other than the mere receipt of such payment or the ownership or holding of such debt security;

(b)	any estate, inheritance, net wealth, gift, sales, value added, transfer, stamp, excise or personal property tax or any similar Taxes;

(c)	any Taxes that are payable otherwise than by withholding or deduction from a payment to such holder or the beneficial owner of such debt security;

(d)	any Taxes imposed, deducted or withheld as a result of the failure of such holder or the beneficial owner of such debt security to duly and timely comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with Luxembourg (or any political subdivision or taxing authority thereof or therein) of such holder or the beneficial owner of such debt security, as the case may be, or to make any valid or timely declaration or similar claim, if such compliance or such declaration or similar claim is required by a statute, treaty, regulation or administrative practice of Luxembourg (or any political subdivision or taxing authority thereof or therein) as a precondition to relief or exemption from all or part of such Taxes;

(e)	any Taxes which would not have been so imposed, deducted or withheld but for the presentation of such debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment is duly provided for, whichever occurs later;

(f)	any Taxes required to be withheld pursuant to a law in effect as of the date hereof, including any withholding under the European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of 26th-27th November, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(g)	any Taxes required to be deducted or withheld by any paying agent from any payment in respect of such debt security if such payment could be made without such withholding by at least one other paying agent;

(h)	any Taxes imposed on or deducted or withheld from a payment to such holder or the beneficial owner of such debt security that is not the sole beneficial owner of such debt security or is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner of such debt security, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of Additional Amounts had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of such payment; or

(i)	any combination of (a), (b), (c), (d), (e), (f), (g) and (h) above.

PGIF will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. PGIF will furnish to the trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment of such Taxes or, if such tax receipts are not reasonably available to PGIF, such other documentation reasonably acceptable to the trustee evidencing such payment by PGIF.

PGIF will pay any issue, registration, documentation, stamp or other similar taxes or duties imposed by Luxembourg (or any political subdivision or taxing authority thereof or therein) in connection with the execution, delivery, payment or performance of the indenture, the debt securities or the guarantee and shall indemnify each holder and beneficial owner of the debt securities for all liabilities arising from any failure to pay, or delay in paying, such taxes or duties.

Redemption for Changes in Withholding Taxes

The debt securities also may be redeemed at the option of PGIF, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debt securities to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), if (a) PGIF has or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, treaties, regulations or rulings of Luxembourg or any political subdivision or any taxing authority thereof or therein affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date specified in the prospectus supplement or (b) any action shall have been taken by any taxing authority, or any action has been brought in a court of competent jurisdiction, in Luxembourg or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above (whether or not such action was taken or brought with respect to PGIF) or any change, clarification, amendment, application or interpretation of such laws, treaties, regulations or rulings shall be officially proposed, in any case on or after the date specified in the prospectus supplement, which results in a substantial likelihood that PGIF will be required to pay Additional Amounts on the next interest payment date; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which PGIF would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that PGIF would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due. Prior to the publication of any notice of redemption pursuant to this paragraph, PGIF shall deliver to the trustee a certificate signed by a duly authorized officer of PGIF stating that PGIF is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent of the right of PGIF so to redeem have occurred.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)

Restrictive Covenants

In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”

Restrictions on Secured Debt

If Procter & Gamble or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of Procter & Gamble’s or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will cause Procter & Gamble or such Domestic Subsidiary to secure the debt securities then outstanding and/or the Procter & Gamble guarantee of the debt securities then outstanding, as the case may be, equally and ratably with (or prior to) such Debt. However, this restriction will not apply if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of Procter & Gamble’s and its consolidated subsidiaries’ Consolidated Net Tangible Assets.

In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by

(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with Procter & Gamble or a Domestic Subsidiary;

(3)	Mortgages in favor of Procter & Gamble or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)

The indenture does not restrict the incurrence of unsecured debt by us or the incurrence of unsecured debt by Procter & Gamble or its other subsidiaries.

Restrictions on Sales and Leasebacks

Neither Procter & Gamble nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless

•	Procter & Gamble or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding or

•	within 180 days, Procter & Gamble applies to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of Funded Debt of Procter & Gamble an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt of Procter & Gamble.

This restriction will not apply to any sale and leaseback transaction

•	between Procter & Gamble and a Domestic Subsidiary,

•	between Domestic Subsidiaries or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)

PGIF

PGIF may not engage in any business activities other than those related to (a) financing the business and operations of Procter & Gamble or any of its subsidiaries, (b) the establishment and maintenance of its existence, and (c) any activities related or ancillary thereto or necessary in connection therewith.

Definitions Applicable to Covenants

The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means Procter & Gamble’s total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on Procter & Gamble’s and its consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in Procter & Gamble’s consolidated financial statements in accordance with generally accepted accounting principles.

The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

The term “Domestic Subsidiary” means any subsidiary of Procter & Gamble except (i) PGIF and (ii) a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing Procter & Gamble and Procter & Gamble’s subsidiaries’ operations outside the United States.

The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.

The term “Mortgage” means pledges, mortgages and other liens.

The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by Procter & Gamble or one of its subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of the board of directors of Procter & Gamble, is not of material importance to the total business conducted by Procter & Gamble and its subsidiaries as an entirety. (Section 101)

Events of Default

Any one of the following are events of default under the indenture with respect to each series of debt securities:

(1)	the failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	the failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	the failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	the failure by us or Procter & Gamble to perform any other of the covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	release of Procter & Gamble from its obligations in respect of its guarantee of any debt security of that series;

(6)	certain events involving bankruptcy, insolvency or reorganization of us or Procter & Gamble; and

(7)	any other event of default provided with respect to debt securities of that series. (Section 501)

If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”

A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.

During a default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)

We and Procter & Gamble will furnish to the trustee annually a certificate as to the compliance by us and Procter & Gamble with all conditions and covenants under the indenture. (Section 1007)

Defeasance

The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture and Procter & Gamble’s obligations in respect of its guarantee of the debt securities.

Defeasance and Discharge

We will be discharged from any and all obligations in respect of the debt securities of any series, and Procter & Gamble will be discharged from any and all obligations in respect of its guarantee of the debt securities of any series, if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.

If a series of debt securities is defeased, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for

•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	the rights of holders to receive any Additional Amounts,

•	the obligation to register the transfer or exchange of debt securities of the series,

•	the obligation to replace stolen, lost or mutilated debt securities of the series,

•	the obligation to maintain paying agencies,

•	the obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.

A series of debt securities may be defeased only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)

Defeasance of Covenants and Events of Default

We and Procter & Gamble may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series, and Procter & Gamble’s obligations in respect of its guarantee of the debt securities of the series, will remain in full force and effect, other than with respect to the defeased covenants and related events of default.

The covenants and the related events of default described above may be defeased only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)

If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we and Procter & Gamble will remain liable for these payments.

Modification and Waiver

PGIF, Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.

However, the consent of the holder of each debt security affected will be required for any modification or amendment that

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	releases Procter & Gamble from its obligation in respect of the guarantee of any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)

Without the consent of any holder of debt securities, PGIF, Procter & Gamble and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us or Procter & Gamble, as the case may be, and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities or the Procter & Gamble guarantee of the securities as required by “—Restrictive Covenants—Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect. (Section 901)

The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or Procter & Gamble with various restrictive provisions of the indenture. (Section 1008)

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except

•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)

Consolidation, Merger and Sale of Assets

If the conditions below are met, PGIF and Procter & Gamble, as the case may be, may, without the consent of any holders of outstanding debt securities:

•	consolidate or merge with or into another entity, or

•	transfer or lease their assets as an entirety to another entity.

PGIF may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either PGIF is the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is either Procter & Gamble or a corporation, partnership, limited liability company, or trust wholly owned by Procter & Gamble and organized and existing under the laws of any United States jurisdiction or any member country of the European Union and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)

In addition, Procter & Gamble may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either Procter & Gamble is the surviving entity or the entity formed by the consolidation or into which Procter & Gamble is merged or which acquires or leases Procter & Gamble’s assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes all obligations of Procter & Gamble under the indenture and its guarantee of the debt securities,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Sections 1102 and 1103)

Regarding the Trustee

Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of Procter & Gamble. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

PLAN OF DISTRIBUTION

General

We and/or PGIF may sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers.

A prospectus supplement relating to a particular offering of debt securities may include the following information:

•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price of the securities,

•	the net proceeds from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers.

The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriting Compensation

In connection with the sale of debt securities, underwriters may receive compensation from us, PGIF or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and/or PGIF and any profit that they receive on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us and/or PGIF.

Indemnification

We and/or PGIF may enter agreements under which underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us and/or PGIF against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions

Various of the underwriters who participate in the distribution of debt securities, and their affiliates, may perform various commercial banking and investment banking services for us and PGIF from time to time in the ordinary course of business.

Delayed Delivery Contracts

We and PGIF may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us and/or PGIF pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we and/or PGIF must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

No Established Trading Market

The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we and/or PGIF sell debt securities for public offering and sale may make a market in the securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

Price Stabilization and Short Positions

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market.

We and PGIF make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we and PGIF make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL OPINIONS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for The Procter & Gamble Company by Robert B. White, Counsel or any Counsel, Senior Counsel or Associate General Counsel of the Company, for Procter & Gamble International Funding SCA by Arendt & Medernach S.A., Luxembourg counsel for Procter & Gamble and PGIF, and with respect to matters of New York law, by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, the validity of those securities may be passed upon for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Mr. White or other counsel for the Company may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach S.A. Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters may rely as to matters of Ohio law upon the opinion of Mr. White or other counsel for the Company, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach S.A. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for Procter & Gamble and its subsidiaries from time to time.

EXPERTS

The financial statements incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” into this document the information which Procter & Gamble filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Procter & Gamble files later with the SEC will automatically update and supersede this information. The following documents filed by the Company (File No. 1-434) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014; and

•	The Company’s Current Report on Form 8-K filed on October 20, 2014.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prospectus and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, but excluding any information furnished to, rather than filed with, the SEC, shall be incorporated by reference herein and shall be deemed to be a part of this prospectus from the dates of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement hereunder or in any document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information therein is superseded by a later filing.

WHERE YOU CAN FIND MORE INFORMATION

The Company will provide without charge to each person to whom a copy of this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the documents which are incorporated by reference in this prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

The Procter & Gamble Company

Attn: Investor Relations

One Procter & Gamble Plaza

Cincinnati, Ohio 45202

Telephone: (513) 983-2414

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. PGIF does not and will not file separate reports with the SEC. The Company’s SEC filings can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information relating to the operation of the public reference facility may be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is www.sec.gov. Copies of such materials also can be obtained by mail by submitting a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, DC 20549, at prescribed rates.

You may also get a copy of these reports from our website at www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

¥100,000,000,000

The Procter & Gamble Company

0.275% Notes due 2020

Joint Book-Running Managers

BofA Merrill Lynch

Morgan Stanley

MUFG

Co-Managers

Citigroup

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

J.P. Morgan

April 28, 2015